Exhibit 10.28(b)

CONFIDENTIALITY, NON‑SOLICITATION and
NON‑COMPETITION AGREEMENT
This CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (this “Agreement”) is entered into and effective as of January 3, 2020, by and between EQT Corporation, a Pennsylvania corporation (EQT Corporation and its subsidiary companies are hereinafter collectively referred to as the “Company”), and DAVID KHANI (the “Employee”).
WITNESSETH:
WHEREAS, the Company desires to procure the services of Employee, and Employee is willing to enter into employment with the Company, subject to the terms and subject to the conditions set forth below; and
WHEREAS, during the course of Employee’s employment with the Company, the Company will impart to Employee proprietary and/or confidential information and/or trade secrets of the Company; and
WHEREAS, in order to protect the business and goodwill of the Company, the Company desires to obtain certain confidentiality, non-competition and non‑solicitation covenants from the Employee; and
WHEREAS, the Employee is willing to agree to these confidentiality, non-competition and non-solicitation covenants by entering into this Agreement, in exchange for the Company’s employment of Employee and the Company’s agreement to pay the severance benefits described in Section 3 below in the event that Employee’s employment with the Company is terminated in certain circumstances; and
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.    Restrictions on Competition and Solicitation. While the Employee is employed by the Company and for a period of twenty-four (24) months after the date of Employee's termination of employment with the Company for any reason Employee will not, directly or indirectly, expressly or tacitly, for himself/herself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act in any capacity for any business in which her duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company. Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company only to the extent that Employee acquired or was privy to confidential information regarding such services, products or businesses. Employee acknowledges that this restriction will prevent Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.
Restricted Territory shall mean: (i) the entire geographic location of any natural gas and oil play in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights and pipeline capacity contracts on non-affiliated or third-party pipelines), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (ii) the entire geographic location of any natural gas and oil play in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iii) the entire geographic location of any natural gas and oil play in which the Company has decided to make or has made an offer to purchase or lease assets for the purpose of conducting any of the business activities described in subparagraphs (i) and (ii) above within the six (6) month period immediately preceding the end of the Employee’s employment with the Company provided that Employee had actual knowledge of the offer or decision to make an offer prior to Employee’s separation from the Company. For geographic locations of natural gas and oil plays, refer to the maps produced by the United States Energy Information Administration located at www.eia.gov/maps.
Employee agrees that for a period of twenty-four (24) months following the termination of Employee's employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee's separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee's separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of

Employee's employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee's employment with the Company to be offered in the future.
While Employee is employed by the Company and for a period of thirty-six (36) months after the date of Employee's termination of employment with the Company for any reason, Employee shall not (directly or indirectly) on her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor or independent contractor to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.
2.    Confidentiality of Information and Nondisclosure. Employee acknowledges and agrees that her employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company. Accordingly, Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of Employee's employment, she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, employees of the Company, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, or (iii) any other information related to the Company which has not been published and is not generally known outside of the Company. Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company. Nothing in this Agreement prohibits Employee from: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures (including of confidential information) that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (ii) disclosing trade secrets when the disclosure is solely for the purpose of: (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (b) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (c) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal. Any disclosures of trade secrets must be consistent with 18 U.S.C. §1833.
3.    Severance Benefit. If the Employee’s employment is terminated by the Company for any reason other than Cause (as defined below) or if the Employee terminates her employment for Good Reason (as defined below), the Company shall provide Employee with the following:

(a) A lump sum payment payable within 60 days following Employee’s termination date equal to twenty-four (24) months of Employee’s base salary in effect at the time of such termination, or immediately prior to the event that serves as the basis for termination for Good Reason;
(b) A lump sum payment payable within 60 days following Employee’s termination date equal to two times the average annual incentive (bonus) payment earned by the Employee under the Company’s applicable Short-Term Incentive Plan (or any successor plan) for the three (3) full years prior to Employee’s termination date; provided that if such termination of employment occurs prior to Employee having been employed by the Company for three full calendar years and through the determination and payment, if any, of the annual incentive for the third such year, then such average shall be calculated by including, for each partial calendar year of employment and each calendar year during which such individual was not employed by the Company, the greater of (i) the Employee’s actual award for such year, and (ii) the Employee’s target annual incentive (bonus) award at time of termination;
(c) A lump sum payment payable within 60 days following Employee’s termination date equal to the product of (i) twelve (12) and (ii) 100% of the then-current Consolidated Omnibus Budget Reconciliation Act of 1985 monthly rate for family coverage;
(d) A lump sum payment payable within 60 days following Employee’s termination date equal to $25,000;
(e) Subject to Section 13 of this Agreement, all stock options, restricted stock, restricted stock units and other time-vesting equity awards granted to Employee under the EQT Corporation 2019 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2019 LTIP”), and any other long-term incentive plan of the Company are, collectively, the “LTIPs”) shall immediately become vested and exercisable in full and/or all restrictions on such awards shall lapse (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program); and
(f) Subject to Section 13 of this Agreement, all performance-based equity awards granted to Employee by the Company under the LTIPs shall remain outstanding and shall be earned, if at all, based on actual performance through the end of the performance period as if Employee’s employment had not been terminated (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program).
The payments provided under this Section 3 shall be subject to applicable tax and payroll withholdings, and shall be in lieu of any payments and/or benefits to which the Employee would otherwise be entitled under the EQT Corporation Severance Pay Plan (as amended from time to time). The Company’s obligation to provide the payments and benefits under this Section 3 shall be contingent upon the following:

(a) Employee’s execution of a release of claims in the form attached hereto as Exhibit A; and
(b) Employee’s compliance with her obligations hereunder, including, but not limited to, Employee’s obligations set forth in Sections 1 and 2 (the “Restrictive Covenants”).
Solely for purposes of this Agreement, “Cause” as a reason for the Employee’s termination of employment shall mean: (i) Employee’s conviction of a felony, a crime of moral turpitude or fraud or Employee having committed fraud, misappropriation or embezzlement in connection with the performance of her duties; (ii) Employee’s willful and repeated failures to substantially perform assigned duties, without the same being corrected within fifteen (15) days after being given written notice thereof; or (iii) Employee’s violation of any provision of a written employment-related agreement between Employee and the Company or express significant policies of the Company. If the Company terminates Employee’s employment for Cause, the Company shall give Employee written notice setting forth the reason for her termination not later than 30 days after such termination.

Solely for purposes of this Agreement, “Good Reason” shall mean Employee’s resignation within 90 days after: (i) a reduction in Employee’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in Employee’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in Employee’s job responsibilities, duties or authority; (iv) a change in the geographic location of Employee’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. A termination by Employee shall not constitute termination for Good Reason unless Employee first delivers to the General Counsel of the Company written notice: (i) stating that Employee intends to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days after receipt of Employee’s written notice that Employee is resigning for Good Reason) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by Employee. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

4.    Severability and Modification of Covenants. Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.
5.    Reasonable and Necessary Agreement. The Employee acknowledges and agrees that: (i) this Agreement is necessary for the protection of the legitimate business interests of the Company; (ii) the restrictions contained in this Agreement are reasonable; (iii) the Employee has no intention of competing with the Company within the limitations set forth above; (iv) the Employee acknowledges and warrants that Employee believes that Employee will be fully able to earn an adequate livelihood for Employee and Employee’s dependents if the covenant not to compete contained in this Agreement is enforced against the Employee; and (v) the Employee has received adequate and valuable consideration for entering into this Agreement.
6.    Injunctive Relief and Attorneys’ Fees. The Employee stipulates and agrees that any breach of the Restrictive Covenants by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without the need to post bond or prove actual damages, to obtain such preliminary, temporary or permanent injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of the Restrictive Covenants. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, the duration of any violation of Section 1 shall be added to the applicable restricted period specified in Section 1. Both parties understand and agree that, if the parties become involved in a lawsuit regarding the enforcement of the Restrictive Covenants the prevailing party will be entitled, in addition to any other remedy, to recover from Employee its reasonable costs and attorneys’ fees incurred. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Employee shall not be impaired in any way by the existence of a claim or cause of action on the part of Employee based on, or arising out of, this Agreement or any other event or transaction arising out of the employment relationship.
7.    Binding Agreement. This Agreement (including the Restrictive Covenants) shall be binding upon and inure to the benefit of the successors and assigns of the Company.
8.    Employment at Will. Employee shall be employed at‑will and for no definite term. This means that either party may terminate the employment relationship at any time for any or no reason.
9.    Applicable Law; Exclusive Forum Selection; Consent to Jurisdiction. The Company and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles. Except to the extent that a dispute is required to be submitted to arbitration as set forth in Section 10 below, Employee agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state courts of Allegheny County, Pennsylvania or the United States

District Court for the Western District of Pennsylvania, Pittsburgh Division. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
10.    Agreement to Arbitrate. Employee and the Company agree that any controversy, claim, or dispute between Employee and the Company arising out of or relating to this Agreement or the breach thereof, or arising out of any matter relating to the Employee’s employment with the Company or the termination thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be governed by the Federal Arbitration Act, shall be held in Pittsburgh, Pennsylvania, and shall be conducted before a panel of three (3) arbitrators (the “Arbitration Panel”). The Company and Employee shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”), and the AAA shall select a third arbitrator from the Commercial Panel. The Arbitration Panel shall render a reasoned opinion in writing in support of its decision. Any award rendered by the Arbitration Panel shall be final, binding, and confidential as between the parties. Notwithstanding this agreement to arbitrate, in the event that Employee breaches or threatens to breach any of Employee’s obligations under the Restrictive Covenants, the Company shall have the right to file an action in one of the courts specified in Section 9 above seeking temporary, preliminary or permanent injunctive relief to enforce Employee’s obligations under the Restrictive Covenants.
11.    Notification of Subsequent Employment.    Employee shall upon termination of her employment with the Company, as soon as practicable and for the length of the non-competition period described in Section 1 above, notify the Company: (i) of the name, address and nature of the business of her new employer; (ii) if self-employed, of the name, address and nature of her new business; (iii) that he/she has not yet secured new employment; and (iv) each time her employment status changes. In addition, Employee shall notify any prospective employer that this Agreement exists and shall provide a copy of this Agreement to the prospective employer prior to beginning employment with that prospective employer. Any notice provided under this Section (or otherwise under this Agreement) shall be in writing directed to the General Counsel, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222-3111.
12.    Mandatory Reduction of Payments in Certain Events.
(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as

“Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payments to the Employee, a calculation shall be made comparing (i) the net after-tax benefit to the Employee of the Payments after payment by the Employee of the Excise Tax, to (ii) the net after-tax benefit to the Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control transaction, as determined by the Determination Firm (as defined in Section 12(b) below). For purposes of this Section 12, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 12, the “Parachute Value” of a Payment means the present value as of the date of the change in control transaction of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(b)    All determinations required to be made under this Section 12, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days after the receipt of notice from the Employee that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Employee was entitled to, but did not receive pursuant to Section 12(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
(c)     In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 12 shall be of no further force or effect.
13.    Internal Revenue Code Section 409A.

(a)    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.
(b)    Separation from Service. For purposes of the Agreement, the term “termination,” when used in the context of a condition to, or the timing of, a payment hereunder, shall be interpreted to mean a “separation from service” as such term is used in Section 409A of the Code.
(c)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within thirty (30) days after Employee’s death) (in either case, the “Required Delay Period”); and
(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.
(d)    Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. In other words, Employee is not permitted to influence the calendar year of payment based on the timing of her signing of the release.

14.    Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written. This Agreement may not be changed, amended, or modified, except by a written instrument signed by the parties; provided, however, that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set her hand, all as of the day and year first above written.

EQT CORPORATION		EMPLOYEE

By:	/s/ Lesley Evancho	/s/ David M. Khani

Name:	Lesley Evancho	DAVID KHANI

Title:	Chief Human Resources Officer

Exhibit A

[See attached]

AGREEMENT AND RELEASE

This AGREEMENT AND RELEASE (this “Agreement”), is entered into between EQT Corporation (together with its subsidiaries and affiliates, “EQT” or the “Company”) and NAME (“Employee”).

WHEREAS, Employee’s employment with EQT terminated on DATE (the “Separation Date”);

WHEREAS, the Non-Compete Agreement provides that Employee shall be eligible for certain benefits upon termination of employment in exchange for, among other things, a general release of claims in a form acceptable to EQT; and

WHEREAS, the parties desire to fully and finally resolve all issues between them including any issues arising out of the employment relationship and the termination of that relationship.

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:
1.Termination of Employment. Employee acknowledges and agrees that, effective as of 5:00 p.m. on the Separation Date, he discontinued full-time employment with EQT. EQT and Employee acknowledge and agree that Employee experienced a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code) as of 5:00 p.m. on the Separation Date.
2.Resignation from Positions. Effective as of 5:00 p.m. on the Separation Date, Employee hereby resigns his position as POSITION and from any other positions he might hold with EQT and its affiliates. While Employee agrees that the foregoing resignations are intended to be self-effectuating, Employee further agrees to execute any documentation that EQT determines necessary or appropriate to facilitate such resignations.
3.Termination Payments and Benefits. Subject to Employee’s execution of this Agreement, the expiration of the revocation period described in Section 10 of this Agreement and Employee’s compliance with his obligations under this Agreement and the Non-Compete Agreement, including the restrictive covenants set forth herein and therein (collectively, the “Agreement Conditions”), Employee shall be entitled to the following compensation and benefits:

a.
Pursuant to Section 3(a) of the Non-Compete Agreement, a cash payment equal to $$$$ (i.e., twenty-four (24) months of Employee’s base salary), which shall be paid in a lump sum within 60 days following the Separation Date.

b.
Pursuant to Section 3(b) of the Non-Compete Agreement, a cash payment equal to $$$$ (i.e., two times the average annual incentive (bonus) payment earned by Employee under the Company’s applicable Short-Term Incentive Plan for the three (3) full year period prior to the Separation Date), which shall be paid in a lump sum within 60 days following the Separation Date.

c.
Pursuant to Section 3(c) of the Non-Compete Agreement, a cash payment equal to $$$$ (i.e., the product of (i) twelve (12) and (ii) 100% of the current Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) monthly rate for family coverage), which shall be paid in a lump sum within 60 days following the Separation Date.

d.	Pursuant to Section 3(d) of the Non-Compete Agreement, a cash payment equal to $25,000.00, which shall be paid in a lump sum within 60 days following the Separation Date.

e.
Pursuant to Section 3(e) and 3(g) of the Non-Compete Agreement, full vesting as of the Separation Date all stock options, restricted stock, restricted stock units and other time-vesting equity awards granted to Employee as of the Separation Date. Employee acknowledges and agrees that all such awards are reflected on Exhibit B attached hereto.

f.
Pursuant to Section 3(f) of the Non-Compete Agreement, all performance-vesting equity awards held by Employee as of the Separation Date shall remain eligible to vest to the same extent as if Employee’s employment had not terminated on the Separation Date. Employee acknowledges and agrees that all such awards are reflected on Exhibit C attached hereto.

The payments provided under this Section 3 are subject to applicable tax and payroll withholding. Except as expressly provided in Sections 3(e) and (f) above, Employee’s rights under the long-term incentive programs referenced above shall remain subject to the terms and conditions of the applicable award program documentation, as they may be amended from time to time. In the event of Employee’s death, any amounts payable under this Section 3 shall be paid to Employee’s estate.

4.Cooperation. Employee, upon reasonable notice and at reasonable times, agrees to cooperate with the Company in the defense of litigation and in related investigations of any claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while Employee was employed by the Company. Further, Employee hereby re-affirms the reasonableness of, and his agreement to abide by, his obligations under, and the terms and conditions of, the Non-Compete Agreement.

5.Condition to Payment; Employee Acknowledgements. Employee hereby acknowledges and agrees that EQT’s obligation to provide the payments set forth in Section 3 of this Agreement is subject to Employee’s satisfaction of the Agreement Conditions. Further, Employee hereby acknowledges and agrees that the payments set forth in Section 3 of this Agreement, together with any accrued but unpaid base salary and any vested account balance that Employee may have under the EQT Employee Savings Plan, shall be in full satisfaction of all obligations of EQT to Employee under this Agreement, the Non-Compete Agreement, the EQT Corporation Severance Pay Plan and any other compensation or benefit plan, agreement or arrangement or otherwise. Each of the Company and Employee acknowledges that Employee’s resignation is for Good Reason (as defined under Section 3 of the Non-Compete Agreement) and that, pursuant to Section 9 of the Non-Compete Agreement, Employee is not eligible for the Executive Alternative Work Arrangement, including the post-employment benefits described therein. Employee hereby understands that any payments or benefits set forth in Section 3 of this Agreement represent, in part, consideration for signing this Agreement and are not salary, wages or benefits to which Employee was already entitled. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. Employee hereby reaffirms his obligations to keep EQT’s information confidential and that he has returned all EQT property (including EQT confidential information) in his possession.

6.Release of Claims. In consideration for EQT’s commitments herein, Employee, on behalf of himself, his heirs, representatives, estates, successors and assigns, does hereby voluntarily, irrevocably and unconditionally release and forever discharge EQT, its predecessors, subsidiaries, affiliates, and benefit plans, and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all suits, actions, causes of action, damages and claims, known and unknown, that Employee has or may have against any of the Releasees for any acts, practices or events up to and including the date he signs this Agreement, except for the performance of the provisions of this Agreement, it being the intention of Employee to effect a general release of all such claims. This release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, all as amended, and other federal, state, and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, as amended, and state, federal or local law claims of any other kind whatsoever (including common law tort and contract claims) arising out of or in any way related to Employee’s employment with EQT. Employee also specifically releases all Releasees from any and all claims or causes of action for the fees, costs and expenses of any and all attorneys who have at any time or are now representing him in connection with this Agreement or in connection with any matter released in this Agreement.

The release in the preceding paragraph is intended to be a general release, excluding only claims which Employee is legally barred from releasing.  Employee understands that the release does not include: any claims that cannot be released or waived as a matter of law; any claim for or right to vested benefits under a 401(k) plan on or prior to the Separation Date; any right to enforce this Agreement; and any claims based on acts or events occurring after Employee signs this Agreement.  Nothing in this Agreement prohibits the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission.
Nothing in this Agreement or the Non-Compete Agreement prohibits Employee from: (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (b) disclosing confidential information and/or trade secrets when this disclosure is solely for the purpose of: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (ii) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (iii) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal. Any disclosures of trade secrets must be consistent with 18 U.S.C. § 1833.
7.No Pending Actions. Employee warrants that he has no actions now pending against Releasees in any court of the United States or any State thereof based upon any acts or events arising out of or related to his employment with EQT. Employee represents and warrants that he has made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by Section 6 above. Notwithstanding any other language in this Agreement, the parties understand that this Agreement does not prohibit Employee from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act or the Equal Pay Act. Employee, however, waives his right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with any of the Releasees. This means that by signing this Agreement, Employee will have waived any right he had to obtain a recovery if an administrative agency pursues a claim on his behalf against any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement and that Employee will have released the Releasees of any and all claims of any nature arising up to the date of the signing of this Agreement. However, nothing in this Agreement prevents Employee from making any reports to or receiving any awards from the Securities and Exchange Commission or the Occupational Safety and Health Administration.

8.Nonadmission. By entering into this Agreement, EQT in no way admits that it or any of the Releasees has treated Employee unlawfully or wrongfully in any way. Neither this Agreement nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of any admission by EQT or any of the Releasees of any violation of or failure to comply with any federal, state, or local law, ordinance, agreement, rule, regulation or order.

9.Agreement Consideration Period. Employee acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) calendar days, which is a reasonable period of time, and that he has been advised to consult with an attorney in relation thereto prior to executing it. Employee further acknowledges that he has had a full and fair opportunity to consult with an attorney, that he has carefully read and fully understands all of the provisions of this Agreement, that he has discussed this Agreement with such attorneys if he has chosen to, and that he is voluntarily executing and entering into this Agreement, intending to be legally bound hereby. If Employee signs this Agreement in less than twenty-one (21) calendar days, Employee acknowledges that he has thereby waived his right to the full twenty-one (21) calendar day consideration period.
10.Revocation Period. For a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke it by delivery of a written notice revoking same within that seven (7)-day period to the office of the General Counsel, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA, 15222. This Agreement shall not be effective or enforceable until that seven (7)-day revocation period has expired, and EQT shall not be obligated to make any of the payments, or provide any of the benefits, described in Section 3 prior to such expiration.

11.Remedies. If Employee does not comply with the terms of this Agreement or revokes his execution of this Agreement, EQT, in addition to any other remedies it may have (whether under applicable law, the Non-Compete Agreement or otherwise), shall be entitled to (a) cease payment of the payments contemplated by Section 3 of this Agreement to the extent not previously paid or provided and (b) the prompt return by Employee of any portion of such payments previously paid or provided. Without limiting the generality of the foregoing, in the event of Employee’s actual or threatened breach of any Agreement Condition set forth in this Agreement or the Non-Compete Agreement, EQT shall be entitled to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction. Employee understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Releasees and limiting also his ability to pursue certain claims against the Releasees.

12.Severability. The provisions of this Agreement are severable. To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable, and the remaining provisions of this Agreement shall remain in full force and effect.

13.Successors. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

14.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

15.Entire Agreement. Except: (a) as provided in the second sentence of this Section 15; (b) for the Indemnification Agreement between EQT and Employee; (c) the Non-Compete Agreement; and (d)  as otherwise expressly set forth in this Agreement, this Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties and it supersedes all prior agreements and understandings between EQT and Employee (oral or written). For the avoidance of doubt, Employee’s covenants, obligations and acknowledgments, and EQT’s rights and remedies, set forth in the Non-Compete Agreement remain in full force and effect.
16.Amendments. This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties.
17.Interpretation. As used in this Agreement, the term “including” does not limit the preceding words or terms.
18.EMPLOYEE ACKNOWLEDGEMENT. EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT HE IS VOLUNTARILY EXECUTING AND ENTERING INTO THIS AGREEMENT, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND INTENDING TO BE LEGALLY BOUND BY IT.
IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQT CORPORATION By: Name: Title:	NAME

Date	Date

EXHIBIT A

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

EXHIBIT B

EMPLOYEE’S TIME-VESTING EQUITY AWARDS

EXHIBIT C

EMPLOYEE’S PERFORMANCE-VESTING EQUITY AWARDS

1 The stock grants set forth in this section are 100% vested as of the Termination Date and, subject to Employee’s compliance with the Agreement Conditions, the shares will be available or cash payments will be made within 60 days of the Termination Date.

1 The stock grants set forth in this section are 100% vested as of the Termination Date. Subject to Employee’s compliance with the Agreement Conditions, payments under this section will be made at the same time that payments are made to all other active participants in the applicable program.